Ex-12


                                                      Idaho Power Company
                                              Consolidated Financial Information
                                              Ratio of Earnings to Fixed Charges

                                                                                                                 Twelve Months
                                                             Twelve Months Ended December 31,                        Ended
                                                                  (Thousands of Dollars)                         September 30,
                                                   1993         1994         1995         1996         1997          1998
Computation of Ratio of Earnings to
  Fixed Charges:
    Consolidated net income.....................  $84,464      $74,930      $86,921      $90,618      $92,274        $95,654

Income taxes:
    Income taxes (incl amounts charged
     to other income and deductions)............   38,057       35,307       49,498       51,316       47,559         45,376
    Investment tax credit adjustment............   (1,583)      (1,064)      (1,086)         776       (1,087)          (376)
          Total income taxes....................   36,474       34,243       48,412       52,092       46,472         45,000

Income before income taxes......................   120,938     109,173      135,333      142,710      138,746        140,654

Fixed Charges:
    Interest  on long-term debt.................   53,706       51,172       51,147       52,165       53,215         52,309
     expense and premium - net..................      507          567          567          594          653            652
    Interest on short-term bank loans...........      220        1,157        3,144        2,269        2,902          2,939
    Other interest..............................    2,023        1,538        1,598        2,319        3,990          5,321
    Interest portion of rentals.................    1,077          794          925          991          982            947

          Total fixed charges...................   57,533       55,228       57,381       58,338       61,742         62,168

Earnings  - as defined.......................... $178,471     $164,401     $192,714     $201,048     $200,488       $202,822

Ratio of earnings to fixed charges..............    3.10x        2.98x        3.36x        3.45x        3.25x          3.26x









                                                                                                                  Exhibit 12